SECRETARY OF STATE

STATE OF NEVADA

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, limited-liability partnerships, and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that there was filed in this office on August 27, 2014

ARTICLES OF MERGER
merging
NOUVEAU VENTURES INC.
(A NEVADA CORPORATION)
into
SAASMAX, INC.
(A NEVADA CORPORATION)
Changing name to
NOUVEAU VENTURES, INC.
Effective date September 8, 2014

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on August 28, 2014.

ROSS MILLER
Secretary of State

Certified By: Patricia Camacho
Certificate Number: C20140828-0349
You may verify this certificate
online at **http://www.nvsos.gov/**